Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MVRK Lifestyles, Inc.
Stantonsburg, NC

We consent to the incorporation by reference in this Form S-1 dated October 16, 2023, of our report dated June 27, 2023, relating to the consolidated financial statements of MVRK Lifestyles, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern).

/s/ RBSM, LLP

RBSM, LLP

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October 16, 2023

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